EXHIBIT 10.2

Date

Private and Confidential

First Name Last Name
FBA
Address
City, State Zip

Dear First Name Last Name:

I am very pleased to inform you that, effective February 4, 2014 (the “Award Date”), the Compensation Committee of the Board of Directors of Tesoro Corporation (the “Company”), pursuant to its authority under the Amended and Restated Tesoro Corporation 2011 Long-Term Incentive Plan (the “Plan”), has approved the following long-term incentive award (the “Award”) to you. The following is a summary of the terms and conditions associated with this Award. Capitalized terms not defined in this letter will have the definitions provided for such terms in the Plan.

Award: # Market Stock Units (“MSUs”) with a targeted value of $XXX,XXX in which the number of Company’s common stock earned at vesting is based on the stock price performance. This Award will become eligible for vesting, based on actual stock price performance and continued employment, at the end of the 36 month performance period (February 4, 2014 through February 4, 2017). Upon vesting at the end of the performance period, the number of Shares earned from your Award will be adjusted by the multiplying factor of the average closing stock price for the 30 days prior to the Vesting Date over the average closing stock price for the 30 days prior to the Grant Date. Shares will be withheld by the Company to cover your applicable income and employment tax withholding(s) (at the minimum statutory level) and the net Shares will be credited to your account with Fidelity Stock Plan Services.

If you terminate employment due to Retirement or involuntary termination without Cause, you will be issued a pro-rated payout of Shares based on the number of full months worked (minimum of 12 months required for an involuntary termination without Cause) within the performance period based on the achievement of actual performance. Shares will be issued within 2 ½ months after the end of the performance period. In addition, if you are terminated pursuant to a severance or separation agreement under any circumstance, the Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above. If you terminate employment due to death or disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended to date and the Treasury Regulations issued thereunder (“Disability”), you will be issued a pro-rated payout of Shares based on the number of full months worked within the performance period based on the achievement of target performance. Shares will be issued as soon as administratively practical upon termination due to death or Disability. If you terminate employment due to a voluntary termination or termination for Cause prior to the vesting of the MSUs, your Award will be forfeited. In the event of a Change in Control of the Company, the number of Shares earned from your Award will be based on the actual performance at the time of the Change in Control. Actual performance will be adjusted by the multiplying factor of the average closing stock price for the 30 days prior to the Change in Control over the average closing stock price for the 30 days prior to the Grant Date, capped at 200%.

The Award has been granted under and is subject to the terms of the Plan unless specified within this Grant Agreement. {This sentence applies to Senior Executives Only: This Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended to date.} In addition, further information concerning your Award will be communicated at a later date.

Approximately two to three weeks from receipt of this letter, you will be able to view your Award on the Fidelity Stock Plan Services website. If this is the first time you are receiving this type of Award, you will receive a “Welcome Kit” from Fidelity Stock Plan Services with additional information.

We highly value your contribution and commitment to the Company’s success and believe that this Award provides you a financial incentive that aligns your interests with the Company’s shareholders.

Sincerely,

Gregory J. Goff
President and Chief Executive Officer

This material has been prepared and distributed by Tesoro Corporation and Tesoro Corporation is solely responsible for its accuracy. Tesoro Corporation is not affiliated with Fidelity Investments (or any Fidelity entity).
Stock plan recordkeeping and administrative services are offered through Fidelity Stock Plan Services, LLC.
Brokerage products and services are offered through Fidelity Brokerage Services LLC, Member NYSE, SIPC.